Exhibit 11.1


Statement regarding computation of per share earnings

The numerators and denominators of basic and fully diluted earnings per share are as follows:


                                               Three Months        Three Months
                                                      Ended               Ended
                                          December 31, 2005   December 31, 2004
                                        ------------------- -------------------

Net income (loss) allocable to
  common shares (numerator)                    $    98,413        $   (687,957)
                                        =================== ===================
Shares used in the calculation
  (denominator)
    Weighted average shares
     outstanding                                14,991,325          19,413,396
    Effect of diluted stock
     options                                            --                  --
                                        ------------------- -------------------
   Diluted shares                               14,991,325          19,413,396
                                        =================== ===================

Basic earnings per share                       $      0.01        $      (0.04)
                                        =================== ===================

Diluted earnings per share                     $      0.01        $      (0.04)
                                        =================== ===================